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PROSPECTUS SUPPLEMENT DATED JANUARY 26, 1999
TO PROSPECTUS DATED MARCH 12, 1998

                          ORBITAL SCIENCES CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                            SELLING SECURITYHOLDERS

     This Prospectus Supplement should be read in conjunction with the Prospectus dated March 12, 1998 (the "Prospectus"). The information on pages 30, 31 and 32 of the Prospectus setting forth information concerning the Selling Securityholders is superceded by the following table:

                                                                                       COMMON
                                                 PRINCIPAL          PRINCIPAL          STOCK
                                                 AMOUNT OF       AMOUNT OF NOTES    OWNED PRIOR       COMMON STOCK
        NAME OF SELLING SECURITYHOLDER          NOTES OWNED      OFFERED HEREBY    TO OFFERING(1)   OFFERED HEREBY(2)
        ------------------------------          -----------      ---------------   --------------   -----------------
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund........  $ 12,200,000      $ 12,200,000         438,814            435,714
General Motors Employees Domestic Group
  Trust.......................................     3,150,000         3,150,000         112,500            112,500
Deutsche Bank Securities Inc.(3)..............     4,000,000         4,000,000         142,857            142,857
SMALLCAP World Fund, Inc. ....................     2,500,000         2,500,000          89,285             89,285
Fuji US Income Open...........................     2,000,000         2,000,000          71,428             71,428
Lipper Offshore Convertibles, L.P. ...........     2,000,000         2,000,000          71,428             71,428
Lipper Convertibles, L.P. ....................     1,500,000         1,500,000          53,571             53,571
Froley, Revy Investment Co., Inc. Account:
  Arkansas PERS...............................     1,350,000         1,350,000          48,214             48,214
Equitable Life Assurance Separate Account
  Convertibles................................     1,305,000         1,305,000          46,607             46,607
Alexandra Global Investment Fund 1 Ltd. ......     1,300,000         1,300,000          46,428             46,428
Froley, Revy Investment Co., Inc. Account:
  Delaware PERS...............................     1,060,000         1,060,000          37,857             37,857
Allstate Insurance Company....................     1,000,000         1,000,000          64,414(4)          35,714
Hudson River Trust Growth & Income Account....       945,000           945,000          33,750             33,750
Delaware State Employees' Retirement Fund.....       730,000           730,000          26,071             26,071
Hudson River Trust Balanced Account...........       690,000           690,000          24,642             24,642
Memphis Light, Water and Gas Retirement
  Fund........................................       615,000           615,000          21,964             21,964
Hudson River Trust Growth Investors...........       545,000           545,000          19,464             19,464
COVA Bond Debenture Fund......................       500,000           500,000          17,857             17,857
Oxford Strategic Income Fund..................       500,000           500,000          17,857             17,857
Forest Alternative Strategies Fund A-5........       450,000           450,000          16,071             16,071
Forest Global Convertible Fund A-5............       450,000           450,000          16,071             16,071
Froley, Revy Investment Co., Inc. Account: ICI
  American Holdings Trust.....................       440,000           440,000          15,714             15,714
Froley, Revy Investment Co., Inc. Account:
  Zeneca Holdings Trust.......................       440,000           440,000          15,714             15,714
BancBoston Robertson Stephens.................       350,000           350,000          12,500             12,500
Bancroft Convertible Fund, Inc. ..............       475,000(5)        350,000          16,964(5)          12,500
Ellsworth Convertible Growth & Income Fund,
  Inc. .......................................       475,000(5)        350,000          16,964(5)          12,500
Thermo Electron Balanced Investment Fund......       280,000           280,000          10,000             10,000
Black Diamond Partners, L.P. .................       665,000(6)        237,000          23,750(6)           8,464
Black Diamond Ltd. ...........................       631,000(7)        210,000          22,535(7)           7,500
Froley, Revy Investment Co., Inc. Account:
  Nalco Chemical Retirement Trust.............       210,000           210,000           7,500              7,500

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
                                                                                       COMMON
                                                 PRINCIPAL          PRINCIPAL          STOCK
                                                 AMOUNT OF       AMOUNT OF NOTES    OWNED PRIOR       COMMON STOCK
        NAME OF SELLING SECURITYHOLDER          NOTES OWNED      OFFERED HEREBY    TO OFFERING(1)   OFFERED HEREBY(2)
        ------------------------------          -----------      ---------------   --------------   -----------------
Declaration of Trust for the Defined Benefit
  Plans of ICI American Holdings Inc. ........       160,000           160,000           5,714              5,714
The Frist Foundation..........................       160,000           160,000           5,714              5,714
Declaration of Trust for the Defined Benefit
  Plans of ZENECA Holdings Inc. ..............       130,000           130,000           4,642              4,642
Hillside Capital Incorporated Corporate
  Account.....................................        90,000            90,000           3,214              3,214
First Church of Christ,
  Scientist -- Endowment......................        85,000            85,000           3,035              3,035
Christian Science Trustees for Gifts and
  Endowments..................................        75,000            75,000           2,678              2,678
Equitable Life Assurance Separate Account
  Balanced....................................        70,000            70,000           2,500              2,500
World Wide Transactions Ltd. .................       100,000(8)         61,000           3,571(8)           2,178
McMahan Securities Company, L.P...............       185,000           185,000           6,607              6,607
David Lipscomb University General Endowment...        40,000            40,000           1,428              1,428
Highbridge Capital Corporation................        64,000(9)         31,000           2,285(9)           1,107
Forest Alternative Strategies Fund A-5I.......        50,000            50,000           1,785              1,785
JP Morgan Securities Inc......................        50,000            50,000           1,785              1,785
LLT Limited...................................        30,000            30,000           1,071              1,071
Forest Alternative Strategies Fund A-5M.......        20,000            20,000             714                714
Summer Hill Global Partners L.P. .............        15,000            15,000             535                535

         SUBTOTAL.............................  $ 44,080,000      $ 42,909,000       1,574,285          1,532,464
                                                ------------      ------------       ---------          ---------

Unnamed holders of previously registered
  Notes(10)...................................  $ 44,405,000      $ 45,576,000       1,585,892(12)      1,627,714

Unnamed holders of Notes or any future
  transferees, pledgees, donees or successors
  of or from any such unnamed holders(11).....  $ 11,515,000      $ 11,515,000         411,250(12)        411,250
         TOTAL................................  $100,000,000      $100,000,000       3,603,228          3,571,428
                                                ============      ============       =========          =========

---------------
 (1) Comprises the shares of Common Stock owned by each Selling Securityholder prior to the offering, including the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

 (2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Selling Securityholders may offer and sell pursuant to the Prospectus, their Notes, their Conversion Shares or both.

 (3) Deutsche Bank Securities Inc. ("DBSI"), formerly known as Deutsche Morgan Grenfell Inc., acted as an Initial Purchaser in the original placement of the Notes. In addition, Deutsche Bank AG, New York Branch,

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     an affiliate of DBSI, is the trustee under the Indenture for the Notes. In addition, Deutsche Bank, another affiliate of DBSI, provides an uncommitted $25 million demand line of credit to the Company.

 (4) Includes (i) 18,300 shares of Common Stock owned by Allstate Insurance Company, (ii) 1,100 shares of Common Stock owned by Allstate Life Insurance Company, (iii) 5,500 shares of Common Stock owned by CTC Illinois Trust Company, as trustee for the Allstate Retirement Plan, and (iv) 3,800 shares of Common Stock owned by CTC Illinois Trust Company, as trustee for Agents Pension Plan.

 (5) Includes $125,000 principal amount of previously registered Notes (and the Common Stock into which such Notes are convertible).

 (6) Includes $428,000 principal amount of previously registered Notes (and the Common Stock into which such Notes are convertible).

 (7) Includes $421,000 principal amount of previously registered Notes (and the Common Stock into which such Notes are convertible).

 (8) Includes $39,000 principal amount of previously registered Notes (and the Common Stock into which such Notes are convertible).

 (9) Includes $33,000 principal amount of previously registered Notes (and the Common Stock into which such Notes are convertible).

(10) Based on information provided to the Company by the Trustee as of September 21, 1998. Principal amount of Notes Owned excludes $1,171,000 principal amount of Notes that are owned by the Selling Securityholders identified herein.

(11) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(12) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

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